Exhibit 99.1

KAYNE ANDERSON ACQUISITION CORP.

PRO FORMA BALANCE SHEET

	Actual As of April 4, 2017	Pro Forma Adjustments (Unaudited)		As Adjusted (Unaudited)
ASSETS

Current assets
Cash	$1,313,912	$546,422	(a)	$1,313,912
		(546,422	) (b)
Prepaid expenses	203,250			203,250

Total current assets	1,517,162			1,517,162

Cash held in Trust Account	350,000,000	27,321,120	(c)	377,321,120

Total assets	$351,517,162	$27,321,120		$378,838,282

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities - accrued formation and offering costs	$132,850			$132,850
Deferred underwriting compensation	12,250,000	956,239	(d)	13,206,239

Total liabilities	12,382,850	956,239		13,339,089

Class A common stock subject to possible redemption; 33,413,431 and 36,049,919 shares (at redemption value of approximately $10.00 per share), actual and as adjusted	334,134,310	26,364,880	(f)	360,499,190

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—			—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,586,569 and 1,682,193 issued and outstanding (excluding 33,413,431 and 36,049,919 shares subject to possible redemption), actual and as adjusted	159	273	(c)	169
		(263	) (f)
Class B convertible common stock, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 and 9,433,028 shares issued and outstanding, actual and as adjusted	1,006	(63	) (e)	943
Additional paid-in capital	5,001,213	27,320,847	(c)	5,001,267
		546,422	(a)
		(546,422	) (b)
		(956,239	) (d)
		63	(e)
		(26,364,617	) (f)

Accumulated deficit	(2,376)			(2,376)

Total stockholders’ equity	5,000,002	1		5,000,003

Total liabilities and stockholders’ equity	$351,517,162	$27,321,120		$378,838,282

KAYNE ANDERSON ACQUISITION CORP.

NOTE TO PRO FORMA BALANCE SHEET

(Unaudited)

NOTE 1 - CLOSING OF PARTIAL EXERCISE OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of April 4, 2017, adjusted for the closing of the underwriters’ partial exercise of its overallotment option and related transactions which occurred on April 21, 2017 as described below.

On April 21, 2017, the Company consummated the closing of the sale of 2,732,112 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating an additional gross proceeds of $27,321,120 and incurred additional offering costs of $546,422 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 364,281 Private Placement Warrants to the Sponsor, generating gross proceeds of $546,422. Additional underwriting fees of $956,239 were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro Forma Entries	Debit	Credit

(a)	Cash	$546,422
	Additional paid-in capital		$546,422
	To record sale of 364,281 Private Placement Warrants at $1.50 per warrant

(b)	Additional paid-in capital	$546,422
	Cash		$546,422
	To record payment of 2% of cash underwriting fee on overallotment option

(c)	Cash held in Trust Account	$27,321,120
	Class A common stock		$273
	Additional paid-in capital		$27,320,847
	To record sale of 2,732,112 Overallotment Units at $10.00 per Unit

(d)	Additional paid-in capital	$956,239
	Deferred underwriting fees		$956,239
	To record the liability for deferred underwriting fees on overallotment option

(e)	Class B common stock	$63
	Additional paid-in capital		$63
	To record forfeiture of 629,472 Class B convertible shares as a result of partial exercise of the overallotment option

(f)	Class A common stock	$263
	Additional paid-in capital	$26,364,617
	Common stock subject to possible redemption		$26,364,880
	To reclassify Class A common stock out of permanent equity into mezzanine redeemable stock